EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Net Income Increase of 19.1% to $8.0 Million for Third Quarter 2014; Revenues of $82.3 Million

- Revenue Increase Driven By Significant Growth in Wireless Customers and Solid Increases in Cable RGUs -

EDINBURG, Va., Oct. 31, 2014 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company ("Shentel") (Nasdaq:SHEN) announces financial and operating results for the three months ended September 30, 2014.

Consolidated Third Quarter Results

For the quarter ended September 30, 2014, net income rose by 19.1% to $8.0 million compared to $6.7 million in the third quarter of 2013. Operating income was $14.1 million, up from $13.3 million in the same quarter last year. Adjusted OIBDA (Operating Income Before Depreciation and Amortization) increased 15.9% to $33.3 million in the third quarter of 2014 from $28.7 million in the third quarter of 2013.

Total revenues were $82.3 million, an increase of 6.1% compared to $77.5 million for the 2013 third quarter. The increase in revenue was largely attributable to growth in subscribers and revenue per subscriber. Total operating expenses were $68.1 million in the third quarter of 2014 compared to $64.3 million in the prior year period. Cost of goods sold increased $1.6 million, including increases of $0.9 million in cable programming costs, $2.0 million in costs to dispose of equipment taken out of service when the company's cable and wireline networks were upgraded, and $1.2 million in wireless handset costs. These increases were partially offset by reductions in network costs and maintenance expenses resulting from increases in the percentage of labor capitalized to projects. Selling, general and administrative expenses increased $0.6 million. Depreciation and amortization expense increased $1.7 million, primarily due to completion of the Network Vision upgrade project.

President and CEO Christopher E. French commented, "Our upgraded networks and enhanced service drove strong third quarter results as we recognized revenue and subscriber growth in both the cable and wireless segments. We have continued to aggressively market our offerings in the regions in which we operate and we're pleased to see those efforts pay off in the form of increased average revenue per customer."

Wireless Segment

Revenues in the wireless segment increased 4.5% to $48.0 million as compared to the third quarter of 2013. Net postpaid service revenues increased $1.8 million as a result of 4.8% growth in average customers. The net service fee to Sprint increased from 12% of net billed revenues to 14% on August 1, 2013; this increase reduced net postpaid service revenue by $0.3 million. During the third quarter, net prepaid service revenues grew $0.3 million, or 2.7%, due to growth in average prepaid subscribers as compared to the same period of 2013.

During the third quarter of 2014, net additions to postpaid subscribers were 5,303, an increase of close to 300% as compared to net additions in the third quarter of 2013. Net additions to prepaid subscribers were 1,950, an increase of 50% compared to the third quarter of 2013.

Operating expenses in the Wireless segment increased by $1.8 million in the third quarter of 2014 compared to the third quarter last year. Postpaid handset costs increased $0.5 million in the third quarter as a higher volume of handset upgrades and tablet sales was offset by reduced volume in subsidized handsets. Prepaid handset subsidies increased $0.6 million on higher costs per addition, partially offset by fewer upgrades. Network costs decreased by $0.8 million, primarily due to a $0.5 million decrease in backhaul costs following the completion of the Company's Network Vision upgrade. Selling costs increased $0.3 million, while depreciation expenses increased $1.1 million.

Third quarter adjusted OIBDA in the wireless segment was $25.3 million, an increase of $1.9 million or 8.0% as compared to the third quarter of 2013.

"We experienced solid growth in revenue in our wireless segment with significant increases in both postpaid and prepaid customer counts. Our ability to continue to grow our customer base is a result of effective marketing of our improved network to wireless subscribers who were previously customers of our competitors. Additionally, our long time partnership with Sprint allows us to leverage their national advertising efforts and reinforces our local marketing activities," stated Mr. French.

Cable Segment

Service revenue in the cable segment increased $1.2 million as a result of a 6.7% increase in average RGUs (the sum of voice, data, and video subscribers), customers selecting higher speed data access packages, and video rate increases in January 2014. Cost of goods and services sold increased by $1.9 million in third quarter 2014 over third quarter 2013, due largely to increased disposal costs of $1.3 million as the Company disposed of obsolete equipment following its network upgrade. During the quarter the company experienced increased cable programming costs of $0.9 million as rising rates per subscriber outpaced declining video subscriber counts. Maintenance costs decreased $0.3 million related to a reduction in network maintenance costs.

Revenue generating units totaled 120,466 at the end of the third quarter of 2014, an increase of 7.3% over the prior year period. For the third quarter, cable segment net additions totaled 4,245, an increase of 50% from 2,817 in the third quarter of 2013. Included in the 2014 total were 648 video net additions, versus a decrease of nine in the 2013 period.

Adjusted OIBDA in the cable segment for third quarter 2014 was $3.4 million, up 75.2% from $1.9 million in the third quarter of 2013.

Mr. French stated, "Consumers have high expectations around the performance of their cable network and we continue to see increases in revenue generating units as demand for high speed internet outpaces the anticipated decrease in legacy video subscribers. By updating our network to a reliable, high speed solution and by expanding our offerings, we've been able to grow our customer base by capturing new cable customers while also retaining existing cable customers."

Wireline Segment

Operating income for the wireline segment was $4.4 million as compared to $3.5 million in third quarter 2013. Access lines at September 30, 2014, were 21,742, compared to 22,257 at September 30, 2013.

Adjusted OIBDA for the wireline segment for third quarter 2014 increased to $7.9 million, as compared to $6.5 million in third quarter 2013.

Other Information

Capital expenditures were $18.4 million in the third quarter of 2014, compared to $32.3 million in the comparable 2013 period.

Cash and cash equivalents as of September 30, 2014 were $78.6 million, compared to $38.3 million at December 31, 2013. Total outstanding debt at September 30, 2014 totaled $230.0 million. The Company will begin making quarterly principal payments of $5.75 million on its debt in December 2014. At September 30, 2014, debt as a percent of total assets was 37.4%. The amount available to the Company through its revolver facility was $50 million as of September 30, 2014.

"Our balance sheet is robust and as expected, our capital expenditures have lessened with the completion of our Network Vision 4G build out and cable system upgrades. We believe our updated networks and services position us well to expand our customer base and drive both organic and inorganic growth," Mr. French concluded.

Conference Call and Webcast

The Company will host a conference call and simultaneous webcast today, Friday, October 31, 2014, at 9 A.M. Eastern Time.

Teleconference Information:
Friday, October 31, 2014, 9:00 A.M. (ET)
Dial in number: 1-888-695-7639
Password: 17674671
Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately one hour after the call is complete, through November 7, 2014 by calling (855) 859-2056

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art network to customers in the Mid-Atlantic United States. The Company's services include: wireless voice and data; cable video, internet and voice; fiber network and services; and local and long distance telephone. Shentel is the exclusive personal communications service ("PCS") Affiliate of Sprint in portions of Pennsylvania, Maryland, Virginia and West Virginia. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	September 30, 2014	December 31, 2013

Cash and cash equivalents	$ 78,643	$ 38,316
Other current assets	43,339	59,658
Total current assets	121,982	97,974

Investments	9,999	9,332

Net property, plant and equipment	405,843	408,963

Intangible assets, net	68,680	70,816
Deferred charges and other assets, net	8,108	9,921
Total assets	$ 614,612	$ 597,006

Total current liabilities, including current maturities of long-term debt	57,146	43,994
Long-term debt, less current maturities	207,000	224,250
Total other liabilities	89,793	94,447
Total shareholders' equity	260,673	234,315
Total liabilities and shareholders' equity	$ 614,612	$ 597,006

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Operating revenues	$ 82,268	$ 77,513	$ 244,136	$ 230,976

Cost of goods and services	33,330	31,778	97,970	93,006
Selling, general and administrative	18,063	17,481	51,836	49,966
Depreciation and amortization	16,731	14,992	48,714	45,034
Total operating expenses	68,124	64,251	198,520	188,006
Operating income	14,144	13,262	45,616	42,970

Other income (expense):
Interest expense	(2,007)	(2,050)	(6,119)	(6,270)
Gain(loss) on investments, net	239	348	335	526
Non-operating income, net	409	377	1,496	1,356

Income before taxes	12,785	11,937	41,328	38,582

Income tax expense	4,782	5,220	16,094	15,672
Net income	$ 8,003	$ 6,717	$ 25,234	$ 22,910

Net income per share, basic	$ 0.33	$ 0.28	$ 1.05	$ 0.95
Net income per share, diluted	$ 0.33	$ 0.28	$ 1.04	$ 0.95

Weighted average shares outstanding:
Basic	24,113	24,010	24,091	23,993
Diluted	24,393	24,125	24,334	24,078

Non-GAAP Financial Measure

In managing our business and assessing our financial performance, management supplements the information provided by financial statement measures prepared in accordance with GAAP with adjusted OIBDA, which is considered a "non-GAAP financial measure" under SEC rules.

Adjusted OIBDA is defined by us as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: certain non-recurring transactions; impairment of assets; gains and losses on asset sales; and share based compensation expense. Adjusted OIBDA should not be construed as an alternative to operating income as determined in accordance with GAAP as a measure of operating performance.

In a capital-intensive industry such as telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculations are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by excluding potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the other items described above for which additional adjustments were made. In the future, management expects that the Company may again report adjusted OIBDA excluding these items and may incur expenses similar to these excluded items. Accordingly, the exclusion of these and other similar items from our non-GAAP presentation should not be interpreted as implying these items are non-recurring, infrequent or unusual.

While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior periods, and accordingly may obscure underlying operating trends for some purposes. By isolating the effects of these expenses and other items that vary from period to period without any correlation to our underlying performance, or that vary widely among similar companies, management believes adjusted OIBDA facilitates internal comparisons of our historical operating performance, which are used by management for business planning purposes, and also facilitates comparisons of our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors and financial analysts as measures of our financial performance over time, and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. These limitations include the following:

  it does not reflect capital expenditures;
  many of the assets being depreciated and amortized will have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect interest expense necessary to service interest or principal payments on indebtedness;
  it does not reflect gains, losses or dividends on investments;
  it does not reflect expenses incurred for the payment of income taxes; and
  other companies, including companies in our industry, may calculate adjusted OIBDA differently than we do, limiting its usefulness as a comparative measure.

In light of these limitations, management considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information reflected in our GAAP results.

The following table shows adjusted OIBDA for the three and nine months ended September 30, 2014 and 2013:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2014	2013	2014	2013

Adjusted OIBDA	$ 33,253	$ 28,703	$ 97,991	$ 89,597

The following table reconciles adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure, for the three and nine months ended September 30, 2014 and 2013:

Consolidated: (in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating income	$ 14,144	$ 13,262	$ 45,616	$ 42,970
Plus depreciation and amortization	16,731	14,992	48,714	45,034
Plus (gain) loss on asset sales	2,053	18	1,811	252
Plus share based compensation expense	325	431	1,850	1,341
Adjusted OIBDA	$ 33,253	$ 28,703	$ 97,991	$ 89,597

The following tables reconcile adjusted OIBDA to operating income by major segment for the three and nine months ended September 30, 2014 and 2013:

Wireless Segment: (in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating income	$ 17,333	$ 16,497	$ 51,697	$ 49,270
Plus depreciation and amortization	7,895	6,799	23,162	20,608
Plus (gain) loss on asset sales	--	--	(293)	100
Plus share based compensation expense	67	123	387	385
Adjusted OIBDA	$ 25,295	$ 23,419	$ 74,953	$ 70,363

Cable Segment: (in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating income (loss)	$ (4,124)	$ (3,537)	$(8,170)	$(8,359)
Plus depreciation and amortization	5,864	5,312	17,035	15,996
Plus (gain) loss on asset sales	1,512	(35)	1,528	(26)
Plus share based compensation expense	125	187	699	585
Adjusted OIBDA	$ 3,377	$ 1,927	$ 11,092	$ 8,196

Wireline Segment: (in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating income	$ 4,438	$ 3,488	$ 12,551	$ 11,332
Plus depreciation and amortization	2,875	2,872	8,225	8,405
Plus loss on asset sales	541	53	575	177
Plus share based compensation expense	45	92	311	284
Adjusted OIBDA	$ 7,899	$ 6,505	$ 21,662	$ 20,198

Supplemental Information

Subscriber Statistics

The following tables show selected operating statistics of the Wireless segment as of the dates shown:

	September	December	September	December
	30, 2014	31, 2013	30, 2013	31, 2012
Retail PCS Subscribers - Postpaid	282,976	273,721	267,667	262,892
Retail PCS Subscribers - Prepaid	140,126	137,047	132,669	128,177
PCS Market POPS (000) (1)	2,410	2,397	2,395	2,390
PCS Covered POPS (000) (1)	2,116	2,067	2,065	2,057
CDMA Base Stations (sites)	531	526	525	516
Towers	154	153	153	150
Non-affiliate cell site leases (2)	197	217	221	216

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Gross PCS Subscriber Additions - Postpaid	20,095	15,754	51,578	46,762
Net PCS Subscriber Additions - Postpaid	5,303	1,370	9,255	4,775
Gross PCS Subscriber Additions - Prepaid	18,225	17,572	52,683	57,301
Net PCS Subscriber Additions(Losses) - Prepaid	1,950	1,297	3,079	4,483
PCS Average Monthly Retail Churn % - Postpaid (3)	1.76%	1.80%	1.70%	1.76%
PCS Average Monthly Retail Churn % - Prepaid (3)	3.92%	4.11%	3.99%	4.45%

1) POPS refers to the estimated population of a given geographic area and is based on information purchased from third party sources. Market POPS are those within a market area which the Company is authorized to serve under its Sprint PCS affiliate agreements, and Covered POPS are those covered by the Company's network.
2) The decrease from December 31, 2013 to September 30, 2014 is a result of expected terminations of Sprint iDEN leases associated with the former Nextel network.
3) PCS Average Monthly Retail Churn is the average of the monthly subscriber turnover, or churn, calculations for the period.

The following table presents selected operating statistics of the Cable segment as of the dates shown:

	September 30,	December 31,	September 30,	December 31,
	2014	2013	2013	2012
Homes Passed (1)	171,382	170,470	168,746	168,475
Customer Relationships (2)
Video customers	49,672	51,197	51,529	52,676
Non-video customers	21,630	18,341	17,687	15,709
Total customer relationships	71,302	69,538	69,216	68,385
Video
Customers (3)	52,347	53,076	53,386	54,840
Penetration (4)	30.5%	31.1%	31.6%	32.6%
Digital video penetration (5)	64.8%	49.2%	48.7%	39.5%
High-speed Internet
Available Homes (6)	170,728	168,255	166,898	163,273
Customers (3)	50,626	45,776	44,583	40,981
Penetration (4)	29.7%	27.2%	26.7%	25.1%
Voice
Available Homes (6)	167,991	163,282	161,932	154,552
Customers (3)	17,493	14,988	14,338	12,262
Penetration (4)	10.4%	9.2%	8.9%	8.0%
Total Revenue Generating Units (7)	120,466	113,840	112,307	108,083
Total Fiber Miles (8)	71,022	69,715	41,562	39,418
Fiber Route Miles	2,473	2,446	2,237	2,077

1) Homes and businesses are considered passed ("homes passed") if we can connect them to our distribution system without further extending the transmission lines. Homes passed is an estimate based upon the best available information.
2) Customer relationships represent the number of customers who receive at least one of our services.
3) Generally, a dwelling or commercial unit with one or more television sets connected to our distribution system counts as one video customer. Where services are provided on a bulk basis, such as to hotels and some multi-dwelling units, the revenue charged to the customer is divided by the rate for comparable service in the local market to determine the number of customer equivalents included in the customer counts shown above.
4) Penetration is calculated by dividing the number of customers by the number of homes passed or available homes, as appropriate.
5) Digital video penetration is calculated by dividing the number of digital video customers by total video customers. Digital video customers are video customers who receive any level of video service via digital transmission. A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video customer.
6) Homes and businesses are considered available ("available homes") if we can connect them to our distribution system without further extending the transmission lines and if we offer the service in that area.
7) Revenue generating units are the sum of video, voice and high-speed internet customers.
8) Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles. Fiber counts were recalculated after a fiber audit and deployment of enhanced mapping software in the fourth quarter of 2013.

The following table presents selected operating statistics of the Wireline segment as of the dates shown:

	September 30,	December 31,	September 30,	December 31,
	2014	2013	2013	2012
Telephone Access Lines	21,742	22,106	22,257	22,342
Long Distance Subscribers	9,645	9,851	9,920	10,157
Video Customers	5,787	6,342	6,405	6,719
DSL Subscribers	12,708	12,632	12,559	12,611
Total Fiber Miles (1)	85,398	85,135	84,487	84,107
Fiber Route Miles	1,454	1,452	1,434	1,420

1. Fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Segment Information

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers. The Company has three reportable segments, which the Company operates and manages as strategic business units organized by lines of business: (1) Wireless, (2) Cable, and (3) Wireline.   A fourth segment, Other, primarily includes Shenandoah Telecommunications Company, the parent holding company.

The Wireless segment provides digital wireless service to a portion of a four-state area covering the region from Harrisburg, York and Altoona, Pennsylvania, to Harrisonburg, Virginia, as a Sprint PCS Affiliate. This segment also owns cell site towers built on leased land, and leases space on these towers to both affiliates and non-affiliated service providers.

The Cable segment provides video, internet and voice services in Virginia, West Virginia and Maryland. It does not include video, internet and voice services provided to customers in Shenandoah County, Virginia.

The Wireline segment provides regulated and unregulated voice services, DSL internet access, and long distance access services throughout Shenandoah County and portions of Rockingham, Frederick, Warren and Augusta counties, Virginia. The segment also provides video services throughout Shenandoah County, and leases fiber optic facilities throughout the northern Shenandoah Valley of Virginia, northern Virginia and adjacent areas along the Interstate 81 corridor through West Virginia, Maryland and portions of Pennsylvania.

Three months ended September 30, 2014 (in thousands)
	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$ 48,013	$ 17,602	$ 5,102	$ --	$ --	$ 70,717
Other	3,083	3,370	5,098	--	--	11,511
Total external revenues	51,096	20,972	10,200	--	--	82,268
Internal revenues	1,099	32	5,724	--	(6,855)	--
Total operating revenues	52,195	21,004	15,924	--	(6,855)	82,268

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	18,322	14,157	7,078	--	(6,227)	33,330
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	8,645	5,107	1,533	3,406	(628)	18,063
Depreciation and amortization	7,895	5,864	2,875	97	--	16,731
Total operating expenses	34,862	25,128	11,486	3,503	(6,855)	68,124
Operating income (loss)	17,333	(4,124)	4,438	(3,503)	--	14,144

Three months ended September 30, 2013 (in thousands)
	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$ 45,938	$ 16,415	$ 5,075	$ --	$ --	$ 67,428
Other	2,550	2,706	4,829	--	--	10,085
Total external revenues	48,488	19,121	9,904	--	--	77,513
Internal revenues	1,090	19	5,127	--	(6,236)	--
Total operating revenues	49,578	19,140	15,031	--	(6,236)	77,513

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	17,969	12,218	7,214	--	(5,623)	31,778
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	8,313	5,147	1,457	3,177	(613)	17,481
Depreciation and amortization	6,799	5,312	2,872	9	--	14,992
Total operating expenses	33,081	22,677	11,543	3,186	(6,236)	64,251
Operating income (loss)	16,497	(3,537)	3,488	(3,186)	--	13,262

Nine months ended September 30, 2014 (in thousands)
	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$ 143,112	$ 52,442	$ 15,322	$ --	$ --	$ 210,876
Other	8,653	9,788	14,819	--	--	33,260
Total external revenues	151,765	62,230	30,141	--	--	244,136
Internal revenues	3,283	91	17,202	--	(20,576)	--
Total operating revenues	155,048	62,321	47,343	--	(20,576)	244,136

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	55,455	38,969	22,297	--	(18,751)	97,970
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	24,734	14,487	4,270	10,170	(1,825)	51,836
Depreciation and amortization	23,162	17,035	8,225	292	--	48,714
Total operating expenses	103,351	70,491	34,792	10,462	(20,576)	198,520
Operating income (loss)	51,697	(8,170)	12,551	(10,462)	--	45,616

Nine months ended September 30, 2013 (in thousands)
	Wireless	Cable	Wireline	Other	Eliminations	Consolidated Totals
External revenues
Service revenues	$136,365	$ 48,902	$ 15,353	$ --	$ --	$ 200,620
Other	7,897	7,364	15,095	--	--	30,356
Total external revenues	144,262	56,266	30,448	--	--	230,976
Internal revenues	3,238	121	14,935	--	(18,294)	--
Total operating revenues	147,500	56,387	45,383	--	(18,294)	230,976

Operating expenses
Costs of goods and services, exclusive of depreciation and amortization shown separately below	53,354	34,679	21,577	--	(16,604)	93,006
Selling, general and administrative, exclusive of depreciation and amortization shown separately below	24,268	14,071	4,069	9,248	(1,690)	49,966
Depreciation and amortization	20,608	15,996	8,405	25	--	45,034
Total operating expenses	98,230	64,746	34,051	9,273	(18,294)	188,006
Operating income (loss)	49,270	(8,359)	11,332	(9,273)	--	42,970
CONTACT: Shenandoah Telecommunications, Inc.
         Adele Skolits
         CFO and VP of Finance
         540-984-5161
         Adele.skolits@emp.shentel.com

         Or

         John Nesbett/Jennifer Belodeau
         Institutional Marketing Services (IMS)
         203-972-9200
         jnesbett@institutionalms.com